Exhibit 99.1

ConvergeOne Announces Combination with Forum Merger Corporation to Become Publicly Listed Company

Positions ConvergeOne to Execute on the Compelling Growth Opportunities

in the Rapidly Evolving IT and Managed Services Markets

Joint Investor Conference Call to be held on December 1, 2017 at 9am EST

Eagan, MN and New York, NY – December 1, 2017 – ConvergeOne, a leading global IT services provider of collaboration and technology solutions, today announced that it has entered into a definitive agreement with Forum Merger Corporation (Nasdaq: FMCI) (“Forum”), a special purpose acquisition company. This transaction will enable ConvergeOne to become a Nasdaq-listed public company, with an anticipated initial enterprise value of approximately $1.2 billion. Immediately upon consummation of the transaction, Forum will change its name to ConvergeOne. Clearlake Capital Group, L.P. (“Clearlake”), ConvergeOne’s current private equity sponsor, will remain the largest shareholder in the combined company upon completion of the transaction.

ConvergeOne Investment Highlights

•	Leading, independent provider of IT services and collaboration solutions to a diversified roster of enterprise clients, including 57 of Fortune 100 Companies

•	Large-scale player with managed services-led approach and comprehensive engagement model addressing the $256 billion collaboration, enterprise networking, cloud and security market

•	Highly recurring, managed services-led revenue model ensures high levels of visibility: 90% renewal rate for managed, cloud and maintenance services

•	Proven platform with multiple avenues for continued growth:

•	Active acquisition strategy, adding and integrating 12 service providers since 2009, with a strong pipeline of actionable acquisition opportunities in a highly fragmented market

•	Growing cloud pipeline and security practice, combined with significant domestic and international geographic expansion opportunities, offer material organic growth prospects

•	Compelling financial profile:

•	Estimated $1.2 billion of revenue and $144 million of adjusted EBITDA in 2018

•	Anticipated initial enterprise value of approximately $1.2 billion implying an 8.4x multiple of estimated 2018 adjusted EBITDA

•	Differentiated structure enables attractive margin profiles: 32% gross margins and 12% adjusted EBITDA margins projected in 2018

•	Strong, consistent growth in attractive markets, with 2007-2018E compounded annual growth rates (CAGRs) for revenue and adjusted EBITDA of 16% and 18%, respectively

•	Strong anticipated cash flows with capital expenditures representing approximately 1% of historical sales

•	Highly experienced and cohesive management team

Stephen Vogel, Executive Chairman of Forum, said: “After a comprehensive search process, in which our experienced public market professionals closely examined a host of potential business combination opportunities, ConvergeOne clearly stood out to us as the most impressive partner. The ConvergeOne executive team has successfully established ConvergeOne as a best-in-class provider of IT services and collaboration solutions. In addition to possessing an attractive financial profile, a differentiated business model and an established platform for future growth, ConvergeOne boasts a tremendous client-centric culture and an employee base with significant technical expertise. The caliber of their client base and the number of long-standing and expanding relationships they maintain with these blue-chip customers is a testament to the quality of ConvergeOne’s offerings. We are thrilled to help facilitate ConvergeOne’s listing on the Nasdaq, and are eager to watch John and the rest of the management team continue to grow the business as a public company.”

John A. McKenna Jr., Chairman and CEO of ConvergeOne, stated: “Today’s transaction announcement marks the beginning of an exciting new chapter in our history. At ConvergeOne, our goal has always been to solve our customers’ complex IT business challenges with innovative managed services and solutions. We are now serving over 9,000 diversified clients across various industries. We are proud of our successful partnership with Clearlake and grateful for the resources and industry insights the Clearlake team continues to bring to our business, and we are delighted to be entering into this transaction with Forum to become a publicly-traded company. It is an honor to lead ConvergeOne’s strategic direction and my pleasure to continue to work with our great team to continue to grow the business. With access to new sources of capital and liquidity, ConvergeOne will be able to address the complex collaboration challenges of large and global companies better than ever before.”

Following the completion of the business combination, the combined company will continue to be led by John A. McKenna Jr. as Chairman and CEO, as well as Jeff Nachbor (CFO), John Lyons (President, Field Organization) and Paul Maier (President, Services Organization).

Behdad Eghbali, Managing Partner and Co-Founder at Clearlake, said, “The results we have achieved working alongside ConvergeOne’s world-class management team are a perfect example of our intensive operational approach, O.P.S.®, as well as the buy-and-build strategies that we seek to employ with our portfolio companies. We are confident that this proposed path for ConvergeOne to become a publicly traded entity will prove tremendously beneficial, as evidenced by the fact that we will remain a significant shareholder in the Company moving forward. This transaction provides ConvergeOne with the opportunity to accelerate its existing growth initiatives and strategically expand offerings in collaboration, cloud and security, and we look forward to seeing its continued success and growth as a public company.”

Summary of Transaction

Under the terms of the proposed transaction, the combination will be effected through a merger pursuant to which ConvergeOne will merge with Forum and become a publicly traded entity. Concurrently with the consummation of the transaction, several prominent institutional investors, including several members of the Forum management team, will purchase shares of common stock of Forum in a private placement.

After giving effect to any redemptions by the public stockholders of Forum, the balance of the approximately $175 million in cash held in Forum’s trust account, together with the additional $144 million in already committed private placement proceeds, will be used to pay the existing ConvergeOne shareholders cash consideration and pay transaction fees and expenses. The remainder of the consideration payable to the existing ConvergeOne shareholders will consist of shares of Forum common stock. Existing ConvergeOne shareholders have the potential to receive an earnout if certain ConvergeOne adjusted EBITDA targets are met as set forth in the definitive merger agreement.

The transaction has been unanimously approved by the boards of directors of both ConvergeOne and Forum. Completion of the transaction is subject to approval by stockholders and certain other conditions. The transaction is expected to close in the first quarter of 2018.

Additional information about the business combination has been provided in a preliminary proxy statement and investor presentation filed with the Securities and Exchange Commission, and are available at the SEC website at www.sec.gov.

Evercore acted as lead M&A advisor and EarlyBirdCapital and Cowen served as financial advisors to Forum. Evercore, EarlyBirdCapital, and Cowen acted as placement agents for the private placement. Ellenoff Grossman & Schole LLP served as legal counsel to Forum.

Credit Suisse, Jefferies, J.P. Morgan, UBS Investment Bank, William Blair, and BTIG, LLC acted as financial advisors to ConvergeOne and Clearlake. Cooley LLP and Hogan Lovells served as legal counsel to ConvergeOne and Clearlake.

Conference Call Information

At 9am EST on December 1, 2017, ConvergeOne and Forum will host a joint conference call to discuss the business combination with the investment community. Hosting the call will be John A. McKenna Jr., ConvergeOne’s Chairman and Chief Executive Officer; Stephen Vogel, Forum’s Executive Chairman; Jeff Nachbor, ConvergeOne’s Chief Financial Officer; and David Boris, Forum’s Co-CEO and CFO.

For those who wish to participate, the domestic toll-free access number is 1-877-883-0383 (access code: 9680808), or for international callers, 1-412-902-6506 (access code: 9680808). A telephone replay will be available shortly after the call and can be accessed by dialing 1-877-344-7529 (access code: 10114797), or for international callers, 1-412-317-0088 (access code: 10114797).

About ConvergeOne

Founded in 1993, ConvergeOne is a leading global IT service provider of collaboration and technology solutions for large and medium enterprise with decades of experience assisting customers to transform their digital infrastructure and realize a return on investment. Over 9,000 enterprise and mid-market customers trust ConvergeOne with collaboration, enterprise networking, data center, cloud and security solutions to achieve business outcomes. Our investments in cloud infrastructure and managed services provide transformational opportunities for customers to achieve financial and operational benefits with leading technologies. Uniquely positioned, ConvergeOne has partnerships with more than 300 global industry leaders, including Avaya, Cisco, IBM, Genesys and Microsoft to customize specific business outcomes. We deliver solutions with a full life cycle approach including strategy, design and implementation with professional, managed and support services. ConvergeOne holds more than 2,100 technical certifications across hundreds of engineers throughout North America including three Network Operations Centers. More information is available at www.convergeone.com.

About Forum

Forum Merger Corporation is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Forum Merger Corporation is led by Executive Chairman Stephen A. Vogel, Co-Chief Executive Officer and President Marshall Kiev and Co-Chief Executive and Chief Financial Officer David Boris. More information is available at www. forummerger.com.

About Clearlake

Clearlake Capital Group, L.P. is a leading private investment firm founded in 2006. With a sector-focused approach, the firm seeks to partner with world-class management teams by providing patient, long-term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are software and technology-enabled services; industrials and energy; and consumer. Clearlake currently has over $3.5 billion of assets under management and its senior investment principals have led or co-led over 100 investments. More information is available at www.clearlake.com.

Forward Looking Statements

This press release includes “forward-looking statements” regarding ConvergeOne, its financial condition and its results of operations that reflect ConvergeOne’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that ConvergeOne believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “aim”, “estimate”, “target”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding ConvergeOne’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside the control of Forum, ConvergeOne and their respective officers, employees, agents or associates. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (2) the inability to complete the transaction contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Forum or other conditions to closing in the Merger Agreement; (3) the inability to meet the minimum cash requirements of the Merger Agreement due to the inability to consummate the concurrent pipe financing or the amount of cash available following any redemptions by Forum stockholders; (4) the ability to meet NASDAQ’s listing standards following the consummation of the transaction contemplated by the Merger Agreement; (5) the risk that the proposed transaction disrupts current plans and operations of ConvergeOne as a result of the announcement and consummation of the transaction described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that ConvergeOne may be adversely affected by other economic, business, and/or competitive factors; (10) ConvergeOne’s ability to identify and integrate acquisition; and (11) other risks and uncertainties indicated from time to time in the final prospectus of Forum, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Forum.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those vary from forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information, cost savings, synergies and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information herein speaks only as of (1) the date hereof, in the case of information about ConvergeOne, or (2) the date of such information, in the case of information from persons other than ConvergeOne. ConvergeOne undertakes no duty to update or revise the information contained herein. Forecasts and estimates regarding ConvergeOne’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Additional Information and Where to Find It

For additional information on the proposed transaction, see Forum’s Current Report on Form 8-K, which will be filed promptly.

In connection with the proposed transaction, Forum has filed a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus of Forum. Forum will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders.

Investors and security holders of Forum are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed transaction because the proxy statement/prospectus will contain important information about the proposed transaction and the parties to the proposed transaction. The definitive proxy statement/prospectus will be mailed to stockholders of Forum as of a record date to be established for voting on the proposed transaction.

Stockholders will also be able to obtain copies of the Registration Statement, proxy statement/prospectus, and Form 8-K, without charge at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Forum and ConvergeOne and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Forum’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Forum’s directors and officers in Forum’s filings with the SEC, including Forum’s Registration Statement on Form S-4, which will include the proxy statement/prospectus of Forum for the proposed transaction.

Non-GAAP Financial Measure and Related Information

This communication includes EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as EBITDA (which is defined as net income (loss), before interest expense, income tax benefit (expense), and depreciation and amortization expense) as explained in the investor presentation filed as an exhibit to the Current Report on Form 8-K filed by Forum with the SEC today. ConvergeOne management believes that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to ConvergeOne’s financial condition and results of operations. You should review the reconciliation of ConvergeOne’s non-GAAP financial measures to the comparable GAAP financial measures which will be contained in the Registration Statement and investor presentation filed by Forum, and not rely on any single financial measure to evaluate ConvergeOne’s business. In addition, certain of the financial information of ConvergeOne contained herein is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by Forum with the SEC.